UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event required to be reported) February 19, 2008 (February 15, 2008)
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Commission file number 000-52323

ACTIGA CORPORATION
(Name of small business issuer as in its charter)

Nevada	39-2059213
(State or other jurisdiction of incorporation or	(IRS Employer Identification No.)
organization)

871 Marlborough Avenue, Suite 100, Riverside CA 92507
(Address of principal executive offices)

951-786-9474
(Issuer’s telephone number)

Puppy Zone Enterprises, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On February 15, 2008, Actiga Corporation, a Nevada corporation (the “Company,” “we” or “us”) announced that, effective February 15, 2008, Albert L. Cervantes, 54 has been appointed by the Company’s Board of Directors (the “Board”) to the position of Chief Financial Officer. Prior to joining us, Mr. Cervantes served as the Chief Financial Officer of the Soboba Band of Luiseño Indians from March 2005. He served as the VP of Finance and Administration for Protection Service Industries from June 2004 until March 2005. From 1997 to 2004, he served as Chief Financial Officer of Locus Direct Marketing Group, Inc. and Specialized Direct, Inc. subsidiaries of SourceLink, Inc. From 1995 to 1997, he was Chief Financial Officer and VP of Finance and Administration for the Fox owned TV Station KTTV 11 in Los Angeles and from 1990 to 1995 was VP Controller of Fox Inc. Mr. Cervantes received his CPA certification in California, is a graduate of Stanford University with a BA in Economics and also received an MBA from UCLA.

     We have entered into an employment agreement (the “Agreement”) with Mr. Cervantes pursuant to which his base salary will be $160,000 per annum. In addition to any perquisites and other fringe benefits provided to other executives, Mr. Cervantes will receive options to purchase 300,000 shares of common stock (the “Options”) under our Stock Option plan at an exercise price of $1.80 per share, of which 100,000 will vest after each consecutive year of employment. In the event of a change of control of the Company, as defined in the Agreement, all Options will vest at the time of such change of control. In the event Mr. Cervantes is terminated by us with or without cause, he will be entitled to receive only the Options that had accrued up to the date of his termination.

     On February 15, 2008, Actiga announced that, effective February 15, 2008, Messrs. Amro Albanna, Dale Hutchins and Randolph Geissler had been designated by the Company’s Board to serve on the Board for a one-year term until the next annual general meeting of the Company’s stockholder or such other time that the directors resign or are removed from office or in accordance with the Company’s bylaws and the provisions of the Nevada Revised Statutes. There are no arrangements or understandings between the new directors and any other persons pursuant to which such directors were selected as directors. The Company had previously filed with the Securities Exchange Commission (the “SEC”) a Schedule 14F-1, related to the appointment of these directors, which filing was made on January 22, 2008.

     There have been no transactions or proposed transactions between the above named directors in which the amount involved exceeds $120,000 for the last three completed fiscal years in which any of our directors, executive officers or beneficial holders of more than 5% of the outstanding shares of our common stock, or any of their respective relatives, spouses, associates or affiliates, has, had or will have any direct or material indirect interest. Any such transaction proposed in the future will require review, approval and ratification by the board of directors.

     Pursuant to an employment agreement dated December 15, 2007 we agreed to employ Mr. Hutchins to serve as the Company’s president and perform such duties and responsibilities customarily associated with such position. The employment agreement entered into with Mr. Hutchins was filed as an exhibit to Form 8-K on January 18, 2008 with the SEC.

     Pursuant to an employment agreement dated December 15, 2007 we agreed to employ Mr. Albanna to serve as the Company’s chief executive officer and perform such duties and responsibilities customarily associated with such position. The employment agreement entered into with Mr. Albanna was filed as an exhibit to Form 8-K on January 18, 2008 with the SEC.

Item 9.01.	Financial Statements and Exhibits.

99.1	Press Release of the Company, dated February 19, 2008, with respect to the appointment of Chief Financial Officer.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 18, 2008	ACTIGA CORPORATION

	By:	/s/ Dale Hutchins
Name: Dale Hutchins
Title: President